Exhibit 99.1

FOR IMMEDIATE RELEASE

     United Bank of Atmore, Alabama today announced that, under a recently-signed agreement with a Florida Bank, United Bank would establish a full service branch in Jay, Florida. United Bank reported that completion of the transaction is subject to obtaining regulatory approvals and the satisfaction of other conditions. United Bank believes the transaction would be completed in the second or third quarter of 2004. Bob Jones, President and Chief Executive Officer of United Bank, said “We are excited at the prospect of being able to better serve our friends and customers in the Florida panhandle. There are a number of steps that we will have to complete before we can expand our services in our Jay office to a full service branch. We currently expect to be open for business with our first full-service branch in Florida by the end of the summer.”

     United Bank, founded in 1904,is an Alabama banking corporation with over $260 million in assets and headquartered in Atmore, Alabama. It is a subsidiary of United Bancorporation of Alabama, Inc., a bank holding company also headquartered in Atmore. United Bank currently operates 12 offices in Escambia, Monroe, and Baldwin counties in Alabama.

     Certain statements contained herein are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, delays or failure to satisfy the conditions required to be met before completion of the described transaction.

Contact: Temple Hayles 251-962-3307